Exhibit 99.1

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
	Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports Second Quarter Net Income of $226.6 Million, or $2.30 Per Share
(Includes Net Special Charges of $16.0 Million, or 16 Cents Per Share);
Cash from Operating Activities of $423.0 Million

2004 Second Quarter Highlights

•	Second quarter net income was $226.6 million ($2.30 per share); second quarter 2003 was a net loss of $15.2 million (21 cents per share)

•	Second quarter net income included after-tax, net special charges of $16.0 million (16 cents per share); second quarter 2003 net loss included an after-tax, net special gain of $4.5 million (5 cents per share) (see Note 1 to Consolidated Financial Information for additional discussion)

•	Effective January 1, 2004, El Abra and Candelaria were fully consolidated as a result of adopting FASB Interpretation No. 46; prior to that date they were reflected on a pro-rata basis (see Note 3)

•	The London Metal Exchange (LME) copper price averaged $1.265 per pound in the 2004 second quarter, compared with 74.4 cents in the corresponding 2003 period and $1.239 in the 2004 first quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.234 per pound in the 2004 second quarter, compared with 74.7 cents in the corresponding 2003 period and $1.231 in the 2004 first quarter

•	Cash flow from operating activities was $423.0 million for the 2004 second quarter, compared with $31.0 million in the corresponding 2003 period and $256.6 million in the 2004 first quarter

•	In June 2004, Candelaria repaid all its remaining outstanding senior debt of approximately $166 million (book value)

Consolidated Results (Unaudited)

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,
per share amounts)	2004*	2003*	2004*	2003*
Sales	$1,650.9	962.2	3,247.9	1,940.2
Operating income	$354.7	17.2	669.5	45.9
Minority interests	$(42.0)	(1.9)	(105.6)	(4.0)
Income (loss) before cumulative effect of accounting change	$226.6	(15.2)	412.3	(38.6)
Net income (loss)	$226.6	(15.2)	412.3	(30.2)
Earnings (loss) per common share	$2.30	(0.21)	4.20	(0.42)
Cash flow from operating activities	$423.0	31.0	679.6	37.0
Capital outlays	$49.9	49.8	96.4	76.7
Total debt at period end	$1,638.4	2,061.1	1,638.4	2,061.1
Total debt to capital ratio	28.7%	41.6%	28.7%	41.6%
Cash at period end	$830.8	298.2	830.8	298.2

*	The quarter and six months ended June 30, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and six months ended June 30, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

Supplemental Data — Special Items and Provisions (Unaudited)

			Six Months Ended
(Dollars in millions except	Second Quarter		June 30,
per share amounts)	2004	2003	2004	2003
Special Items and Provisions Impacting the Statement of Operations:
Operating income (loss)	$11.5	(2.1)	4.7	(0.2)
Total, after taxes and minority interest	$(16.0)	4.5	(26.4)	14.0
Per share	$(0.16)	0.05	(0.27)	0.16

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on July 27 at 11 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, July 27, 2004 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $226.6 million, or $2.30 per share, in the 2004 second quarter. Net income included after-tax, net special charges totaling $16.0 million, or 16 cents per share, associated with the early extinguishment of debt at the Candelaria mine in Chile ($10.1 million), recognition of a valuation allowance for deferred tax assets at our Brazilian wire and cable operation ($9.0 million), a cost-basis investment write-down ($6.4 million), wire and cable restructuring and impairment charges ($1.9 million) and environmental provisions ($1.4 million); partially offset by a gain on the settlement of an historic legal matter ($12.8 million).

By comparison, in the 2003 second quarter, the company reported a net loss of $15.2 million, or 21 cents per share. This amount included an after-tax, net special gain of $4.5 million, or 5 cents per share, primarily from the sale of a cost-basis wire and cable investment ($6.4 million) and recoveries associated with insurance settlements on historic environmental claims ($0.5 million); partially offset by environmental provisions ($2.4 million). (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman and chief executive officer, said: “During the second quarter and the first six months of 2004, we benefited from improved market dynamics both in copper and molybdenum. Pricing in both these markets has improved as demand exceeded supply. Our substantial leverage to the copper market was clearly demonstrated by cash provided by operating activities totaling $423 million in the second quarter and $680 million in the first half of 2004.

“We continue to make progress in strengthening our balance sheet. During the first half of 2004, we lowered our debt-to-total-capitalization ratio from 38.5 percent to 28.7 percent, and we are on course to achieve our objective of a ratio of 25 percent or less by the end of this year.

“Progress in reducing costs was hampered by increased costs associated with ramping up production, higher direct and indirect energy costs and a 6 cents per pound unfavorable quarter-end charge for net copper pricing adjustments. Cost reduction continues to be a top priority.

“We were pleased in June to announce the resumption of a dividend on our common shares, allowing our shareholders to participate in the company’s improved results. We remain optimistic about the outlook for our products for the foreseeable future, and we will continue to work to maximize value for our shareholders.”

Sales

Consolidated sales were $1,650.9 million in the 2004 second quarter and $3,247.9 million in the first six months of 2004, compared with $962.2 million and $1,940.2 million in the corresponding 2003 periods. The following table reflects the significant components of the change in revenues:

		Six Months Ended
	Second Quarter	June 30,
(In millions)	2004 vs. 2003	2004 vs. 2003
Higher copper realizations:
PD-produced sales	$218	457
Purchased sales	122	245

	340	702

Higher copper volumes:
PD-produced sales	(6)	(22)
Purchased sales	70	130

	64	108

Impact of fully consolidating El Abra and Candelaria	66	132
Higher molybdenum realizations	111	170
Higher molybdenum volumes	19	35
Higher wire and cable sales	77	134
Other	12	27

	$689	1,308

Certain of Phelps Dodge Mining Company’s (PDMC) sales agreements provide for provisional pricing based on either the New York Commodity Exchange (COMEX) or London Metal Exchange (LME) (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using the forward rate in place for the QP. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. Provisionally priced pounds outstanding at June 30, 2004, increased compared with December 31, 2003, reflecting a change in the pricing election of certain of Candelaria’s customers effective January 1, 2004. The change primarily reflected movement away from pricing in the month of shipment to pricing three months after month of arrival. Following are the provisionally priced copper sales outstanding at June 30, 2004, March 31, 2004, and December 31, 2003:

Provisionally Priced Copper Sales Outstanding at June 30, 2004:
86.6	million pounds priced at	$1.2265 per lb.	with a final July 2004 QP
36.3	million pounds priced at	$1.2224 per lb.	with a final August 2004 QP
48.8	million pounds priced at	$1.2102 per lb.	with a final September 2004 QP
36.9	million pounds priced at	$1.1966 per lb.	with a final October 2004 QP

208.6		$1.2167 per lb.	with a final July to October 2004 QP

76 percent of the provisionally priced pounds outstanding at June 30, 2004, were at Candelaria.
Provisionally Priced Copper Sales Outstanding at March 31, 2004:
124.3	million pounds priced at	$1.3724 per lb.	with a final April to July 2004 QP

61 percent of the provisionally priced pounds outstanding at March 31, 2004, were at Candelaria.
Provisionally Priced Copper Sales Outstanding at December 31, 2003:
43.3	million pounds priced at	$1.0463 per lb.	with a final January to April 2004 QP

41 percent of the provisionally priced pounds outstanding at December 31, 2003, were at Candelaria.

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Six Months Ended
	Second Quarter		June 30,
(Dollars in millions except unit prices and cost)	2004*	2003*	2004*	2003*
Sales	$1,254.5	641.6	2,469.0	1,296.6
Operating income before special items and provisions	$339.2	26.3	669.4	62.0
Special items and provisions in operating income	$(2.5)	(0.5)	(2.5)	(0.5)
Operating income	$336.7	25.8	666.9	61.5
Minority interests	$(40.6)	(1.4)	(103.7)	(2.4)
Capital outlays	$38.4	17.1	66.4	37.0
LME copper price (per lb.)	$1.265	0.744	1.252	0.749
COMEX copper price (per lb.)	$1.234	0.747	1.233	0.754
Metals Week molybdenum (per lb.)	$14.57	5.21	11.42	4.63
Copper production (own mines, in thousand tons)	305.7	259.3	607.9	519.7
Copper sales (own mines, in thousand tons)	306.1	266.5	614.0	530.3
Molybdenum production (own mines, in million lbs.)	14.8	13.1	28.3	24.6
Molybdenum sales (own mines, in million lbs.)	16.0	13.5	31.2	27.3
Reconciliation of Implied Unit Cost (per lb.)**
Cash implied unit cost of copper production - base operations before copper pricing adjustments	$0.426	0.489	0.469	0.489
Net copper pricing adjustments***	0.060	(0.004)	0.017	(0.005)

Cash implied unit cost of copper production - base operations	0.486	0.485	0.486	0.484
Exploration, technology and project development	0.027	0.023	0.026	0.020
Shutdown and curtailment expenses	0.027	0.027	0.024	0.031

Implied cash unit cost of copper production	0.540	0.535	0.536	0.535
Non-cash (depreciation, depletion, amortization and closure accretion/accrual)	0.171	0.160	0.171	0.156

Implied full unit cost of copper production	$0.711	0.695	0.707	0.691

*	The quarter and six months ended June 30, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and six months ended June 30, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items and provisions, divided by total pounds of copper sold from its own mines, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s depreciation, depletion, amortization and closure accretion/accrual from its operating margin in the above calculation. Cash implied unit cost of copper production - base operations excludes PDMC’s exploration, technology and project development, and shutdown and curtailment expenses. Exploration, technology and project development include expenses related to exploration, pre-feasibility and feasibility studies, and process technology. Shutdown and curtailment expenses include costs related to idled facilities at operating properties, care-and-maintenance properties and discontinued operations. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

***	Net pricing adjustments reflect mark-to-market adjustments related to provisionally priced copper sales (including final settlements) and the effect of COMEX to LME arbitrage on COMEX-based sales (primarily from U.S. mines and operations). See further discussion on page 5.

PDMC operating income of $336.7 million in the 2004 second quarter increased $310.9 million compared with the corresponding 2003 period primarily due to higher LME copper prices (approximately $274 million) and the impact of fully consolidating El Abra and Candelaria in accordance with FIN 46 (approximately $42 million). The impact of molybdenum’s prices on operating earnings is reflected in the calculation of implied unit cost of copper production as discussed below.

The implied full unit cost of copper production for the 2004 second quarter increased by 1.6 cents per pound compared with the corresponding 2003 period despite an incremental benefit of approximately 14 cents per pound from molybdenum operations (primarily higher prices). That benefit was offset by several factors including net copper price adjustments of approximately 6 cents per pound (refer to provisionally priced copper sales and COMEX to LME arbitrage discussion beginning on page 3), and an 8 cents per pound increase in certain cash costs primarily attributable to ramping up production at formerly curtailed mines, the impact of slope slippage on mining rates at Bagdad, higher freight costs and higher energy costs. In addition, non-cash costs increased approximately 1 cent per pound representing increased depreciation expense.

Following is a table summarizing net copper pricing adjustments and their impact on the implied unit cost of copper production for the quarters and six months ended June 30, 2004 and 2003:

			Six Months Ended
	Second Quarter		June 30,
(Dollars in millions except unit prices)	2004	2003	2004	2003
Provisionally priced copper sales, including final settlements	$(26.8)	1.5	(8.3)	2.4
COMEX to LME arbitrage	(10.0)	0.8	(12.4)	2.4

	$(36.8)	2.3	(20.7)	4.8

Copper sales from own mines – million pounds	612.2	533.0	1,228.0	1,060.6
Net copper pricing adjustments per pound – (negative) favorable impact	$(0.060)	0.004	(0.017)	0.005

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Six Months Ended
	Second Quarter		June 30,
(Dollars in millions)	2004	2003	2004	2003
Sales:
Specialty Chemicals	$165.2	166.1	329.1	328.2
Wire and Cable	231.2	154.5	449.8	315.4

	$396.4	320.6	778.9	643.6

Operating income before special items and provisions:
Specialty Chemicals	$15.9	15.0	27.1	25.9
Wire and Cable	8.8	3.5	12.9	6.9

	$24.7	18.5	40.0	32.8

Special items and provisions in operating income:
Specialty Chemicals	$—	—	—	3.2
Wire and Cable	(2.5)	—	(4.3)	—

	$(2.5)	—	(4.3)	3.2

Operating income:
Specialty Chemicals	$15.9	15.0	27.1	29.1
Wire and Cable	6.3	3.5	8.6	6.9

	$22.2	18.5	35.7	36.0

Minority interests	$(1.4)	(0.5)	(1.9)	(1.6)

Capital outlays	$10.8	10.0	19.7	16.4

PDI’s 2004 second quarter sales of $396.4 million were $75.8 million, or 24 percent, higher than sales in the 2003 second quarter. Wire and Cable 2004 second quarter sales increased $76.7 million, or 50 percent, compared with the 2003 second quarter primarily due to increased demand and metal prices for energy cables and building wire in international markets (approximately $49 million), higher magnet wire sales in North America (approximately $22 million) primarily due to higher copper prices, and increased sales of specialty conductors in North America due to higher sales volumes and higher metal prices (approximately $6 million). Higher metal prices impacting revenues generally reflect wire and cable’s higher purchase cost of such metals.

The $3.7 million increase in operating income in the 2004 second quarter compared with the 2003 second quarter primarily was attributable to an increase in Wire and Cable operating income ($2.8 million) due to improved margins mostly associated with higher sales volumes (approximately $6 million); partially offset by lower magnet wire margins due to competitive pricing pressures ($1 million) and by pre-tax special losses of $2.5 million associated with its restructuring plan and an impairment charge. The increase in Specialty Chemicals operating income of $0.9 million primarily was due to improved variable margins (approximately $8 million) driven by improved volumes in North America, and by favorable exchange rates and lower feedstock costs in Europe, South America and Asia; partially offset by higher expenses (approximately $7 million) primarily associated with the unfavorable impact of stronger foreign exchange rates, higher maintenance and repair costs, higher administrative costs, and expense associated with the blockage of a feedstock supply pipeline in the United Kingdom.

Corporate Matters

Cash provided by operating activities was $423.0 million in the 2004 second quarter and $679.6 million in the first six months of 2004, compared with $31.0 million and $37.0 million in the corresponding 2003 periods. The $642.6 million increase in the first six months of 2004 primarily reflected higher copper and molybdenum realizations (approximately $415 million) adjusted for higher accounts receivable, $125 million due to the full consolidation of El Abra and Candelaria, and other net working capital changes (approximately $125 million).

The company’s total debt at June 30, 2004, was $1,638.4 million, compared with $1,871.6 million at March 31, 2004, and $1,959.0 million at year-end 2003. The company’s ratio of debt to total capitalization was 28.7 percent at June 30, 2004, versus 33.0 percent at March 31, 2004 and 38.5 percent at December 31, 2003.

During the first six months of 2004, the company completed a number of debt-related activities including:

•	the full repayment of all senior debt ($166 million book value) in June 2004 at our 80-percent-owned Candelaria mine in Chile; Candelaria and Cerro Verde are now debt free sources of low-cost, South American copper production;

•	the issuance of $150 million of 30-year, 6.125 percent senior notes pursuant to our $750 million universal shelf registration statement, and use of the proceeds to redeem our 8.375 percent debentures due in 2023 (book value of $149 million);

•	the purchase of $305 million (book value) of long-term debt resulting from tender offers for our 6.625 percent notes due in 2005 and our 7.375 percent notes due in 2007; and

•	the redemption of our 7.25 percent Industrial Revenue Bonds and Pollution Control Bonds (Amax Nickel Refining Company, Inc.) Series 1979, which were due in 2009 (book value of $6 million).

We continue working to reduce outstanding debt in order to reach our internal target of a 25 percent ratio of debt to total capitalization. We are assessing the potential prepayment of a significant portion of El Abra’s senior debt as well as certain long-term tax-exempt bonds that are redeemable at slight premiums to par values ($81 million due in 2009 and $90 million due in 2013) in the second half of the year, depending on copper prices.

Phelps Dodge reinstated dividend payments on common shares by declaring on June 2, 2004, a dividend of 25 cents per common share for the 2004 third quarter. The dividend is payable on September 3, 2004, to common shareholders of record at the close of business on August 13, 2004.

On June 2, 2004, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on August 16, 2004.

On July 2, 2004, the U.S. Bureau of Land Management issued its Record of Decision supporting a land exchange with Phelps Dodge. This was a critical milestone in developing a proposed copper mining operation near Safford, Arizona.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s second-quarter conference call with the financial community on Tuesday, July 27, at 11 a.m. Eastern Daylight Time. Management plans to discuss 2004 second-quarter results and provide its outlook for the 2004 third quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 13,500 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2003.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

			Six Months Ended
	Second Quarter		June 30,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Sales and other operating revenues	$1,650.9	962.2	3,247.9	1,940.2

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,133.6	787.0	2,232.0	1,594.3
Depreciation, depletion and amortization	124.4	107.2	249.3	208.8
Selling and general administrative expense	34.2	35.8	72.7	68.5
Exploration and research expense	15.5	12.9	29.1	22.5
Special items and provisions, net (see Note 1)	(11.5)	2.1	(4.7)	0.2

	1,296.2	945.0	2,578.4	1,894.3

Operating income	354.7	17.2	669.5	45.9
Interest expense	(32.3)	(37.0)	(71.3)	(73.0)
Capitalized interest	0.2	0.1	0.3	0.2
Early debt extinguishment costs	(15.2)	—	(37.6)	—
Miscellaneous income and expense, net	1.3	12.3	3.5	13.2

Income (loss) before taxes, minority interests, equity in net earnings of affiliated companies and cumulative effect of accounting change	308.7	(7.4)	564.4	(13.7)
Provision for taxes on income (see Note 2)	(40.7)	(6.5)	(46.9)	(21.9)
Minority interests in consolidated subsidiaries	(42.0)	(1.9)	(105.6)	(4.0)
Equity in net earnings of affiliated companies	0.6	0.6	0.4	1.0

Income (loss) before cumulative effect of accounting change	226.6	(15.2)	412.3	(38.6)
Cumulative effect of accounting change (see Note 3)	—	—	—	8.4

Net income (loss)	226.6	(15.2)	412.3	(30.2)
Preferred stock dividends	(3.4)	(3.4)	(6.8)	(6.8)

Net income (loss) applicable to common shares	$223.2	(18.6)	405.5	(37.0)

Weighted average number of common shares outstanding — basic	92.9	88.6	92.3	88.6
Basic earnings (loss) per common share before cumulative effect of accounting change	$2.40	(0.21)	4.39	(0.51)
Cumulative effect of accounting change	—	—	—	0.09

Basic earnings (loss) per common share	$2.40	(0.21)	4.39	(0.42)

Weighted average number of common shares outstanding — diluted*	98.4	88.6	98.2	88.6
Diluted earnings (loss) per common share before cumulative effect of accounting change*	$2.30	(0.21)	4.20	(0.51)
Cumulative effect of accounting change	—	—	—	0.09

Diluted earnings (loss) per common share*	$2.30	(0.21)	4.20	(0.42)

BUSINESS DIVISIONS
(Unaudited; in millions)
Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,254.5	641.6	2,469.0	1,296.6
Phelps Dodge Industries	396.4	320.6	778.9	643.6

	$1,650.9	962.2	3,247.9	1,940.2

Operating income (loss)
Phelps Dodge Mining Company	$336.7	25.8	666.9	61.5
Phelps Dodge Industries	22.2	18.5	35.7	36.0
Corporate and Other	(4.2)	(27.1)	(33.1)	(51.6)

	$354.7	17.2	669.5	45.9

*	For the quarter and six months ended June 30, 2003, diluted earnings (loss) per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect the conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	June 30,	December 31,
	2004	2003
	(see Note 3)
Assets
Current assets:
Cash and cash equivalents	$830.8	683.8
Accounts receivable, net	631.0	461.3
Mill and leach stockpiles	21.7	22.4
Inventories	414.5	379.7
Supplies	174.4	150.7
Prepaid expenses and other current assets	52.4	31.0
Deferred income taxes	58.0	61.1

Current assets	2,182.8	1,790.0
Investments and long-term receivables	102.8	150.3
Property, plant and equipment, net	5,319.6	4,962.2
Long-term mill and leach stockpiles	125.5	89.2
Deferred income taxes	35.5	7.6
Goodwill	95.3	98.4
Intangible assets, net (see Note 4)	5.5	5.6
Other assets and deferred charges	194.3	169.6

	$8,061.3	7,272.9

Liabilities
Current liabilities:
Short-term debt	$35.4	50.5
Current portion of long-term debt	207.7	204.6
Accounts payable and accrued expenses	828.6	700.7
Dividends payable	26.8	3.4
Accrued income taxes	52.9	56.1

Current liabilities	1,151.4	1,015.3
Long-term debt	1,395.3	1,703.9
Deferred income taxes	435.5	410.2
Other liabilities and deferred credits	1,015.3	1,009.5

	3,997.5	4,138.9

Minority interests in consolidated subsidiaries (see Note 3)	459.1	70.2

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 93.8 outstanding in 2004 and 91.0 outstanding in 2003	586.0	568.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004 and 2003	2.0	2.0
Capital in excess of par value	1,793.0	1,642.5
Retained earnings	1,636.7	1,254.6
Accumulated other comprehensive loss	(388.1)	(393.5)
Other	(24.9)	(10.3)

	3,604.7	3,063.8

	$8,061.3	7,272.9

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2004	2003
	(see Note 3)
Operating activities
Net income (loss)	$412.3	(30.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	249.3	208.8
Deferred income tax provision (benefit)	(21.1)	3.5
Equity earnings, net of dividends received	1.9	(0.3)
Special items and provisions	6.2	(6.2)
Early debt extinguishment costs	37.6	—
Minority interests in consolidated subsidiaries	105.6	4.0
Cumulative effect of accounting change	—	(9.7)
Changes in current assets and liabilities:
Accounts receivable	(161.1)	(86.8)
Repayment from sale of accounts receivable	—	(5.3)
Mill and leach stockpiles	5.5	16.3
Inventories	(31.2)	18.8
Supplies	(6.7)	1.6
Prepaid expenses	(20.7)	(2.7)
Interest payable	(4.0)	0.5
Other accounts payable	115.9	(9.2)
Accrued income taxes	(6.6)	13.9
Other accrued expenses	14.2	(47.9)
Other operating, net	(17.5)	(32.1)

Net cash provided by operating activities	679.6	37.0

Investing activities
Capital outlays	(96.4)	(76.7)
Capitalized interest	(0.3)	(0.2)
Investment in subsidiaries	(0.2)	(0.6)
Proceeds from asset dispositions	1.7	13.1
Other investing, net	2.8	3.4

Net cash used in investing activities	(92.4)	(61.0)

Financing activities
Proceeds from issuance of debt	149.8	23.2
Payment of debt	(714.1)	(78.3)
Preferred dividends	(6.8)	(6.8)
Issuance of shares, net	167.1	—
Debt issue costs	(7.2)	—
Other financing, net	(57.3)	34.3

Net cash used in financing activities	(468.5)	(27.6)

Increase (decrease) in cash and cash equivalents	118.7	(51.6)
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	28.3	—
Cash and cash equivalents at beginning of period	683.8	349.8

Cash and cash equivalents at end of period	$830.8	298.2

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited; dollars in millions)

			Six Months Ended
	Second Quarter		June 30,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Copper production (thousand tons):
Morenci:
Electrowon	105.0	105.5	207.3	209.0
Bagdad/Sierrita:
Concentrate	38.2	40.6	74.0	76.7
Electrowon	7.2	5.8	14.1	12.4
Miami/Bisbee:
Electrowon	2.4	3.9	4.7	9.3
Chino/Cobre:
Concentrate	1.6	—	1.6	—
Electrowon	16.9	7.9	32.1	16.3
Tyrone:
Electrowon	10.5	14.3	21.7	31.4
Candelaria/Ojos del Salado:
Concentrate	53.0	52.5	108.5	112.5
Cerro Verde:
Electrowon	24.5	24.8	49.7	49.4
El Abra:
Electrowon	61.3	61.9	124.2	115.0
Manufacturing and Sales	0.8	1.6	1.1	4.0

Total copper production	321.4	318.8	639.0	636.0
Less 15% undivided interest at Morenci	(15.7)	(15.8)	(31.1)	(31.3)

Copper production on a consolidated basis	305.7	303.0	607.9	604.7
Less minority participants’ shares previously accounted for on a pro-rata basis:
Chino (A)	—	(2.9)	—	(6.2)
Candelaria (B)	(10.3)	(10.5)	(21.4)	(22.5)
El Abra (C)	(30.0)	(30.3)	(60.8)	(56.3)

Copper production on a pro-rata basis	265.4	259.3	525.7	519.7

Copper sales (thousand short tons):
Total copper sales from own mines	321.8	326.1	645.1	647.4
Less 15% undivided interest at Morenci	(15.7)	(15.8)	(31.1)	(31.3)

Copper sales from own mines on a consolidated basis	306.1	310.3	614.0	616.1
Less minority participants’ shares previously accounted for on a pro-rata basis	(43.0)	(43.8)	(84.8)	(85.8)

Copper sales from own mines on a pro-rata basis	263.1	266.5	529.2	530.3

Purchased copper (thousand short tons):
Total purchased copper	116.7	84.7	231.8	178.4
Total copper sales on a consolidated basis	422.8	N/A	845.8	N/A

Total copper sales on a pro-rata basis	N/A	351.2	N/A	708.7

Molybdenum concentrate production (million pounds)	14.8	13.1	28.3	24.6
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	16.0	13.5	31.2	27.3

(A)	Reflects a one-third partnership interest in Chino Mines Company in New Mexico from January 1, 2003, to December 18, 2003 (mining interest acquired by Phelps Dodge Mining Company on December 19, 2003).

(B)	Reflects a 20% partnership interest in Candelaria in Chile.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the 2004 second quarter and the six months ended June 30, 2004, the company recognized net special, pre-tax losses of $10.1 million and $43.8 million, respectively. After taxes and the impact of minority interest, these losses were $16.0 million and $26.4 million, respectively (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the second quarter and six months ended June 30, 2004:

(Gains/(losses) in millions except per share amounts)

				Six Months Ended
	2004 Second Quarter			June 30, 2004
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(2.3)	(1.8)	(0.02)	(2.3)	(1.8)	(0.02)
Environmental insurance recoveries, net	(0.2)	(0.1)	—	(0.2)	(0.1)	—

	(2.5)	(1.9)	(0.02)	(2.5)	(1.9)	(0.02)

PDI -
Environmental provisions, net	—	—	—	(0.1)	(0.1)	—
Restructuring programs	(1.9)	(1.4)	(0.01)	(3.6)	(2.5)	(0.02)
Hopkinsville asset impairment	(0.6)	(0.5)	(0.01)	(0.6)	(0.5)	(0.01)

	(2.5)	(1.9)	(0.02)	(4.3)	(3.1)	(0.03)

Corporate and Other -
Environmental provisions, net	0.5	0.4	—	(4.1)	(3.1)	(0.03)
Historic legal matters	15.9	12.8	0.13	15.5	12.4	0.13
Environmental insurance recoveries, net	0.1	0.1	—	0.1	0.1	—

	16.5	13.3	0.13	11.5	9.4	0.10

	11.5	9.5	0.09	4.7	4.4	0.05

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	(15.2)	(12.6)	(0.13)	(37.6)	(30.2)	(0.31)

Miscellaneous income and expense, net:
Cost-basis investment write-down	(6.4)	(6.4)	(0.06)	(10.0)	(9.1)	(0.09)

Provision for taxes on income:
PD Brazil deferred tax asset valuation allowance	—	(9.0)	(0.09)	—	(9.0)	(0.09)
Reversal of El Abra deferred tax valuation allowance	—	—	—	—	30.8	0.31

	—	(9.0)	(0.09)	—	21.8	0.22

Minority interests in consolidated subsidiaries:
Reversal of El Abra valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	2.5	0.03	—	2.5	0.02

	—	2.5	0.03	—	(12.6)	(0.13)

Total	$(10.1)	(16.0)	(0.16)	(43.8)	(26.4)	(0.27)

The following schedule summarizes special items for the second quarter and six months ended June 30, 2003:

(Gains/(losses) in millions except per share amounts)

				Six Months Ended
	2003 Second Quarter			June 30, 2003
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC -
Environmental provisions, net	$(0.5)	(0.4)	—	(0.5)	(0.4)	—

PDI -
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

Corporate and Other -
Environmental provisions, net	(2.1)	(2.0)	(0.02)	(3.4)	(3.3)	(0.03)
Environmental insurance recoveries, net	0.5	0.5	—	0.5	0.5	—

	(1.6)	(1.5)	(0.02)	(2.9)	(2.8)	(0.03)

	(2.1)	(1.9)	(0.02)	(0.2)	(0.8)	—

Miscellaneous income and expense, net:
Gain on sale of cost investment	6.4	6.4	0.07	6.4	6.4	0.07

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$4.3	4.5	0.05	15.9	14.0	0.16

2. Provision for Taxes on Income

The company’s income tax provision for the 2004 second quarter principally resulted from:

•	taxes on earnings at international operations ($18.9 million), including benefits from the release of valuation allowances ($21.3 million);

•	taxes on earnings at U.S. operations ($12.8 million), including benefits from the release of valuation allowances ($41.9 million); and

•	recognition of a valuation allowance for deferred tax assets at our wire and cable Brazilian operation ($9.0 million) resulting from the continued economic weakness in the Brazilian wire and cable markets. We reassessed the recoverability of deferred tax assets associated with our Brazilian wire and cable operations and determined that recoverability was not likely and established a related valuation allowance.

The company’s income tax provision for the six months ended June 30, 2004, principally resulted from:

•	taxes on earnings at international operations ($55.8 million), including benefits from the release of valuation allowances ($45.8 million);

•	taxes on earnings at U.S. operations ($12.9 million), including benefits from the release of valuation allowances ($66.2 million); and

•	recognition of a valuation allowance for deferred tax assets at our wire and cable Brazilian operation ($9.0 million); partially offset by

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 at our 51 percent-owned El Abra copper mine ($30.8 million).

3. Adoption of New Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies when a company should consolidate in its financial statements the assets, liabilities and activities of a variable interest entity (VIE). FIN 46 provides general guidance as to the definition of a VIE and requires a variable interest entity to be consolidated if a company absorbs the majority of the VIEs expected losses, is entitled to receive a majority of the VIEs residual returns, or both. In December 2003, FASB issued a revised interpretation of FIN 46 (FIN 46-R), which supercedes FIN 46 and clarifies and expands current accounting guidance. FIN 46 and FIN 46-R were effective immediately for all VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, the guidance was effective no later than the end of the first reporting period after March 15, 2004. We have performed a review of entities created subsequent to January 31, 2003, and determined the adoption of FIN 46 and FIN 46-R did not have a material impact on the company’s financial reporting and disclosures. For entities created prior to February 1, 2003, we determined that our El Abra and Candelaria copper mining operations in Chile met the VIE criteria and we are the primary beneficiary of these entities. Historically, PD has accounted for its partnership interest in the 51-percent owned El Abra and the 80-percent owned Candelaria copper mines using the proportional consolidation method of accounting. In accordance with FIN 46-R, we fully consolidated the results of operations for El Abra and Candelaria with the interests held by our minority shareholders reported as minority interests in consolidated subsidiaries in our Consolidated Balance Sheet and Statement of Consolidated Operations beginning January 1, 2004. The impact of fully consolidating El Abra and Candelaria on our Consolidated Balance Sheet at June 30, 2004, was an increase in total assets of $633.7 million, total liabilities of $250.9 million and minority interests in consolidated subsidiaries of $382.8 million. There was no impact on consolidated shareholders’ equity. The impact on our Statement of Consolidated Operations for the quarter ended June 30, 2004, comprised increases (decreases) in sales and other operating revenues of $65.9 million, operating expenses of $23.8 million, operating income of $42.1 million, net interest expense of $2.3 million, net miscellaneous income and expense of $0.2 million, pre-tax early debt extinguishment costs of $3.1 million, provision for taxes on income of $(11.9) million and minority interests in consolidated subsidiaries of $48.8 million. The impact on our Statement of Consolidated Operations for the six months ended June 30, 2004, comprised increases (decreases) in sales and other operating revenues of $131.8 million, operating expenses of $41.5 million, operating income of $90.3 million, net interest expense of $4.7 million, net miscellaneous income and expense of $(0.4) million, pre-tax early debt extinguishment costs of $3.1 million, provision for taxes on income of $(24.8) million and minority interests in consolidated subsidiaries of $106.9 million. There was no impact on consolidated net income for the quarter or six months ended June 30, 2004.

The following table for selected balance sheet, statement of operations and cash flow items for the quarter and six months ended June 30, 2004, is intended to provide information regarding pro-rata shares attributable to our minority partners at El Abra (49%) and Candelaria (20%) that may facilitate comparisons to periods in which we consolidated these entities on a pro-rata basis:

(Unaudited; in millions except ratio amounts)

June 30, 2004
Selected Consolidated Balance Sheet Items:
Cash
U.S.:
PD share	$465.1
International:
PD share	310.6
Pro-rata share attributable to El Abra and Candelaria minority interests	55.1

Total consolidated cash	$830.8

Debt
PD share	$1,449.8
Pro-rata share attributable to El Abra and Candelaria minority interests	188.6

Total consolidated debt	$1,638.4

Debt to total capitalization
PD share	28.2%
Pro-rata share attributable to El Abra and Candelaria minority interests	0.5%

Total consolidated debt to total capitalization	28.7%

		Six Months Ended
	Second Quarter	June 30,
	2004	2004
Selected Statement of Consolidated Operations Items:
Depreciation
PD share	$106.9	213.8
Pro-rata share attributable to El Abra and Candelaria minority interests	17.5	35.5

Total consolidated depreciation	$124.4	249.3

Operating income before special items
PD share	$301.1	574.5
Pro-rata share attributable to El Abra and Candelaria minority interests	42.1	90.3

Total consolidated operating income before special items	$343.2	664.8

Operating income
PD share	$312.6	579.2
Pro-rata share attributable to El Abra and Candelaria minority interests	42.1	90.3

Total consolidated operating income	$354.7	669.5

Interest expense
PD share	$29.9	66.6
Pro-rata share attributable to El Abra and Candelaria minority interests	2.4	4.7

Total consolidated interest expense	$32.3	71.3

Selected Consolidated Statement of Cash Flow Items:
Cash flow from operating activities
PD share	$351.7	554.6
Pro-rata share attributable to El Abra and Candelaria minority interests	71.3	125.0

Total consolidated cash flow from operating activities	$423.0	679.6

Capital expenditures
PD share	$48.6	93.4
Pro-rata share attributable to El Abra and Candelaria minority interests	1.3	3.0

Total consolidated capital expenditures	$49.9	96.4

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, asset retirement obligations (AROs) are recognized as liabilities when incurred, with the initial measurement at fair value. These liabilities are accreted to full value over time through charges to income. In addition, asset retirement costs are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets of approximately $12.2 million and a cumulative effect gain of $8.4 million (or 9 cents per share), net of deferred income taxes for the six months ended June 30, 2003.

The following table summarizes our AROs for the quarter and six months ended June 30, 2004:

(Unaudited; in millions)

	Second Quarter	Six Months Ended
	2004	June 30, 2004
Balance, beginning of period	$233.5	225.3
Additional liabilities from fully consolidating El Abra and Candelaria	—	5.6
New liabilities during the period	0.4	0.9
Accretion expense	4.9	9.7
Payments	(6.1)	(9.2)
Revisions in estimated cash flows	4.0	4.4

Balance, end of period	$236.7	236.7

The following table summarizes our AROs for the quarter and six months ended June 30, 2003:

(Unaudited; in millions)

	Second Quarter	Six Months Ended
	2003	June 30, 2003
Balance, beginning of period	$152.0	138.6
Liabilities recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	0.6	0.6
Accretion expense	3.5	6.9
Payments	(0.4)	(0.8)
Revisions in estimated cash flows	21.3	21.3
Foreign currency translation adjustments	0.1	0.1

Balance, end of period	$177.1	177.1

4. Intangible Assets

The Emerging Issues Task Force (EITF) of FASB reached consensus in March 2004 that mineral rights should be removed as examples of intangible assets in SFAS Nos. 141 and 142. In April 2004, FASB issued FASB Staff Position 141-1 and 142-1, which ratified the consensus reached by the EITF. As a result, approximately $413.8 million and $315.7 million associated with mineral rights primarily relating to our South American mining concessions were reclassified from intangible assets to property, plant and equipment, net, as of June 30, 2004, and December 31, 2003, respectively. The reclassifications had no effect on total assets, total liabilities, shareholders’ equity or consolidated net income.